Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com

June 9, 2022
Berry Corporation (bry)
16000 N. Dallas Parkway, Suite 500
Dallas,    Texas 75248
Ladies and Gentlemen:
We are issuing this opinion in our capacity as special counsel to Berry Corporation (bry), a Delaware corporation (the “Company”), in connection with the preparation of a post-effective amendment on Form S-8 (Registration No. 333-226582) (as amended or supplemented, the “Post-Effective Amendment”) to be filed by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on or about the date hereof with respect to the 2017 Plan Shares (as defined below) authorized for issuance under the 2022 Plan (as defined below).
On March 1, 2022 (the “Effective Date”), the Board of Directors of the Company approved the Berry Corporation (bry) 2022 Omnibus Incentive Plan (the “2022 Plan”), which was subsequently approved by the Company’s stockholders on May 25, 2022. The total number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), authorized for issuance under the 2022 Plan includes, in addition to 2,300,000 new shares of Common Stock (registered concurrently by the Company on a Registration Statement on Form S-8 (the “Registration Statement”) on the date hereof), (i) 650,000 shares of Common Stock that remained available for issuance under the Second Amended and Restated Berry Petroleum Corporation 2017 Omnibus Incentive Plan (the “2017 Plan”) as of the Effective Date and (ii) shares subject to an award granted under the 2017 Plan (“Prior Awards”) and outstanding as of the Effective Date that expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated. As of March 1, 2022, there were 7,034,884 Prior Awards outstanding (after counting outstanding performance-based awards at the maximum payout level) and thus a maximum of 7,034,884 additional shares of Company Common Stock could become available for new awards under the 2022 Plan in the event that all Prior Awards are cancelled, forfeited, exchanged, settled for cash or otherwise terminated without delivery of shares following the adoption of the 2022 Plan (the shares of Common Stock described in (i) and (ii) are collectively referred to as the “2017 Plan Shares”).
In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the Registration Statement, (iii) copies of the 2017 Plan and the 2022 Plan, and (iv) the Post-Effective Amendment and the exhibits thereto.
For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to

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Berry Corporation (bry) June 9, 2022 Page 2

the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company.
We have relied without independent investigation upon, among other things, an assurance from the Company that the number of shares of Common Stock that the Company is authorized to issue pursuant to the Second Amended and Restated Certificate of Incorporation of the Company exceeds the number of shares of Common Stock outstanding and the number of shares of Common Stock that the Company is obligated to issue (or had otherwise reserved for issuance) for any purposes other than the issuances of the shares of Common Stock pursuant to the 2017 Plan by at least the number of shares authorized for issuance pursuant to the 2017 Plan, and we have assumed that such condition will remain true at all future times relevant to this opinion.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth herein, we are of the opinion that any 2017 Plan Shares that may be issued and delivered pursuant to the 2022 Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the 2022 Plan, will be validly issued, fully paid and non-assessable.
Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Shares.
This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.
This opinion is furnished to you in connection with the filing of the Post-Effective Amendment in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.
Sincerely,
/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP